WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 6
                                [GRAPHIC OMITTED]
                       Supplement Dated December 23, 1998
                        To Prospectus Dated June 23, 1997


         This Supplement is part of, and should be read in conjunction with, the Prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 6 ("Series 6") dated June 23, 1997 (the "Prospectus"), and the Supplement to Prospectus dated November 18, 1998. Capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

STATUS OF SERIES 6 OFFERING

         As of the date hereof, Series 6 has received subscriptions in the amount of $5,864,250 (5,866 Units), of which $207,500 currently is represented by Promissory Notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         In addition to the Local Limited Partnership Interests identified in the Supplement to Prospectus dated November 18, 1998, Series 6 has acquired a Local Limited Partnership Interest in Desloge Associates I, L.P. ("DESLOGE"); and has identified for acquisition a Local Limited Partnership Interest in Brighton Ridge Apartments, L.P. ("BRIGHTON"). DESLOGE owns the Eagles Landing Apartments in Desloge, Missouri; and BRIGHTON owns the Brighton Ridge Apartments in Edgefield, South Carolina.

         While the Fund Manager believes that Series 6 is reasonably likely to retain or acquire an interest in the Local Limited Partnerships identified herein, Series 6 may not do so as a result of the failure by a Local Limited Partnership to satisfy one or more conditions precedent to the payment of each installment payment, the inability of Series 6 to raise additional capital necessary to complete the purchase of the Local Limited Partnership Interests identified herein, the purchase of Local Limited Partnership Interests other than the Local Limited Partnership Interests identified herein, or other factors. Moreover, the terms of the acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 6 to retain or acquire an investment in the Local Limited Partnership Interests identified herein on the indicated terms in deciding whether to invest in Series 6.

         The following tables contain information concerning the Apartment Complex and the Local Limited Partnerships identified herein:


                                                                                                          LOCAL
                                            ACTUAL OR                                                     LIMITED
                                            ESTIMATED     ESTIMATED                           PERMANENT   PARTNER-
                 PROJECT                    CONSTRUC-     DEVELOPMENT                         MORTGAGE    SHIP'S
LOCAL            NAME AND                   TION          COST          NUMBER OF    BASIC    LOAN        ANTICIPATED   YEAR CREDITS
LIMITED          NUMBER        LOCATION     COMPLETION    (INCLUDING    APARTMENT    MONTHLY  PRINCIPAL   TAX CREDITS   TO BE FIRST
PARTNERSHIP      OF BUILDINGS  OF PROPERTY  DATE          LAND COST)    UNITS        RENTS    AMOUNT      (1)           AVAILABLE
---------------- ------------- ------------ ------------- ------------- ------------ -------- ------------------------ -------------
BRIGHTON         Brighton      Edgefield    August 1999   $2,165,675    20      1BR  $327     $614,559    $1,387,800   1999
                 Ridge         (Edgefield                               units        $402     FmHA (3)
                 Apartments    County),                                 12      2BR  $462
                               South                                    units        $512     $500,000
                 13 Buildings  Carolina                                 8 3BR units           HOME (4)
                 (2)                                                    4   4    BR
                                                                        units
---------------- ------------- ------------ ------------- ------------- ------------ -------- ------------------------ -------------
DESLOGE          Eagles        Desloge      November      $2,064,658    24   2   BR  $247     $633,000    $1,637,810   1999
                 Landing       (St.         1999                        units        $302     MHDC (5)
                 Apartments    Francois                                 8   3    BR
                               County),                                 units
                 4 buildings   Missouri


(1) Low Income Housing Credits are available over a 10-year period. For the year in which the credit first becomes available, Series 6 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 6 was a limited partner of the Local Limited Partnership, and during which the Properties were completed and in service. See the discussion under "The Low Income Housing Credit" in the Prospectus.

(2)      Rehabilitation property.

(3) FmHA will provide the first mortgage loan for a term of 40 years at an annual interest rate of 7%. Principal and interest will be payable monthly, based on a 40-year amortization schedule.

(4) HOME will provide the second mortgage loan for a term of 20 years at an annual interest rate of 1%. Principal and interest will be payable monthly, based on a 20-year amortization schedule.

(5) Missouri Housing Development Commission ("MHDC") will provide the mortgage loan for a term of 40 years at an annual interest rate of 1%. Principal and interest will be payable monthly, based on a 40-year amortization schedule.

Brighton (BRIGHTON): Brighton (population 2,500) is in Edgefield County, South Carolina, on U.S. Highway 25, approximately 25 miles north of Augusta. The major employers for Edgefield residents are Milliken & Co. (fabrics), Riegel Mount Vernon Mills (linens) and Menardi-Criswell (filters).

Desloge (DESLOGE): Desloge (population 4,900) is in St. Francois County, in southeast Missouri on State Route 8, near the intersection with U.S. Highway 67. The major employers for Desloge residents are U.S. Tool Grinding (drill and tool manufacturer), Flat River Glass (pharmaceutical glass manufacturer) and Super Value, Inc. (distribution).


                                          LOCAL                                                                   ESTIMATED
                                          GENERAL                        SHARING RATIOS:                          ACQUISITION
LOCAL           LOCAL                     PARTNER        SHARING         ALLOCATIONS (4) AND                      FEES PAYABLE
LIMITED         GENERAL      PROPERTY     DEVELOPMENT    RATIOS:         SALE OR REFINANCING  SERIES 6's CAPITAL  TO FUND
PARTNERSHIP     PARTNERS     MANAGER (1)  FEE (2)        CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION (6)    MANAGER
--------------- ------------ ------------ -------------- --------------- -------------------- ------------------- ---------------
BRIGHTON        The          Insignia     $155,000       WNC:   Greater  98.989/.01/.001/1    $989,114            $92,000
                Piedmont     Residential                 of    20%   or  50/50
                Foundation   Group, L.P.                 $3,000
                of    South  (8)                         LGP:   70%  of
                Carolina,                                the balance
                Inc. (7)                                 The balance:
                                                         30/70
--------------- ------------ ------------ -------------- --------------- -------------------- ------------------- ---------------
DESLOGE         East         Lockwood     $266,884       WNC:   Greater  99.89/.01/.1         $1,063,406          $171,000
                Missouri     Realty,                     of              20/79.9/.1
                Action       Inc.  (10)                  20% or $500
                Agency,                                  LGP: 70% of
                Inc.  (9)                                the balance
                                                         The balance:
                                                         50/50


(1) The Local General Partner is authorized to employ either itself or one of its Affiliates, or a third party, as property manager for leasing and management of the Property. Although in some instances the maximum annual management fee payable to the property manager is determined pursuant to lender regulations, in most cases the fee is equal to market rate.

(2) The Local Limited Partnership will pay its Local General Partner or an Affiliate of its Local General Partner a development fee in the amount set forth, for services incident to the development and construction of the Property, which services include: negotiating the financing commitments for the Property; securing necessary approvals and permits for the development and construction of the Property; and obtaining allocations of Low Income Housing Credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 6.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 6 ("WNC") and the Local General Partner ("LGP") of the Local Limited Partnership for each year of operations. Generally, to the extent that the specific dollar amounts which are to be paid to WNC are not paid annually, they will accrue and be paid from sale or refinancing proceeds as an obligation of the Local Limited Partnership.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and Low Income Housing Credits of (i) Series 6,
(ii) WNC Housing, L.P., an Affiliate of the Sponsor which is the special limited partner, and (iii) the Local General Partner.

(5) Reflects the percentage interests of (i) Series 6 and (ii) the Local General Partner, in any net cash proceeds from sale or refinancing of the Property, after payment of the mortgage loan and other Local Limited Partnership obligations.

(6)  Series  6  will  make  its  capital  contributions  to  the  Local  Limited
Partnership in stages, with each contribution due when certain conditions regarding construction or operations of the Property have been fulfilled. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the Prospectus.

(7) The Piedmont Foundation of South Carolina, Inc. is a South Carolina non-profit corporation ("Piedmont") which was formed in 1996 for the purpose of increasing the supply and improving the quality of housing for low- and moderate-income families by supporting or sponsoring the development of decent, affordable housing units. The Piedmont Foundation, Inc. has represented to Series 6 that, as of December 31, 1997, it had a net worth in excess of $175,000. Construction completion and operating deficit guarantees will be provided by Walt McGill. Mr. McGill, age 45, has represented to Series 6 that, as of May 1998, he had a net worth in excess of $1,200,000.

(8) Insignia Residential Group, L.P. currently manages over 1,400 properties, 37 of which are currently receiving Tax Credits. The company has been managing properties for 14 years; Tax Credit properties for nine years.

(9) East Missouri Action Agency, Inc. has been involved in the administration and management of five affordable housing developments. The Local General Partner has represented to the Fund that, as of September 30, 1997, it had a net worth in excess of $400,000. Construction completion and operating deficit guarantees will be provided by Lockwood Development, L.L.C., which has represented to the Fund that, as of March 3, 1998, it had a net worth in excess of $1,000,000.

(10) Lockwood Realty, Inc., a Missouri corporation, has been managing property for 15 years. It currently manages approximately 250 properties consisting of more than 6,000 apartment units. Sixty-four of these properties, consisting of more than 1,500 apartment units, are receiving Tax Credits.